Exhibit 99.1
FOR IMMEDIATE RELEASE – April 26, 2022
Carter Bankshares, Inc. Announces First Quarter 2022 Financial Results
Martinsville, VA, April 26, 2022 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced net income of $9.3 million, or $0.36 diluted earnings per share, for the first quarter of 2022 compared to net income of $5.6 million, or $0.21 diluted earnings per share, in the fourth quarter of 2021 and net income of $9.4 million, or $0.36 diluted earnings per share, for the first quarter of 2021. The pre-tax pre-provision income1 was $11.0 million for the quarter ended March 31, 2022, $7.6 million for the quarter ended December 31, 2021 and $11.9 million for the quarter ended March 31, 2021.
First Quarter 2022 Financial Highlights
•During the first quarter of 2022, a total of 1,523,157 shares were purchased at a weighted average price of $16.17 under the Company’s previously authorized share repurchase program;
•Net interest income increased $0.2 million, or 0.6%, to $28.2 million as compared to the fourth quarter of 2021 primarily due to a five basis point increase in earning assets and a five basis point decrease in funding costs;
•Net interest margin, on a fully taxable equivalent basis (“FTE”), increased nine basis points to 2.91% compared to the fourth quarter of 2021 and increased 13 basis points compared to the first quarter of 2021;

•Total portfolio loans increased $81.9 million, or 11.8% on an annualized basis, to $2.9 billion at March 31, 2022 compared to December 31, 2021;
•Total deposits increased $29.8 million, or 3.3% on an annualized basis, to $3.7 billion at March 31, 2022 compared to December 31, 2021, and increased $36.8 million, or 4.0% on an annualized basis, compared to March 31, 2021. The increases from December 31, 2021 and March 31, 2021 were primarily due to increased core deposits, offset by the intentional runoff of certificates of deposits;
•Core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased $89.6 million compared to December 31, 2021 and increased $356.4 million compared to March 31, 2021;
•Nonperforming loans declined $0.1 million, or 1.4% to $7.3 million at March 31, 2022 compared to December 31, 2021 and decreased $24.7 million, or 77.2%, from March 31, 2021. The decline from March 31, 2021 is primarily due to the resolution of our two largest nonperforming relationships in 2021. Nonperforming loans as a percentage of total portfolio loans were 0.25%, 0.26% and 1.08% as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively;
•The provision for credit losses totaled $0.6 million for the quarter ended March 31, 2022 compared to $0.9 million for the quarter ended December 31, 2021.
“We continue to be pleased with the trajectory of the financial performance of the Company. The financial results of the first quarter of 2022 continued the positive momentum we established late in 2021. Loans grew by 11.8% annualized since year end, with strong production in our commercial and residential mortgage portfolios. We continue to make progress in improving the fundamentals of the Company, including a better deposit mix, a continued reduction in our cost of funds and the continued decline in problem assets,” stated Litz H. Van Dyke, Chief Executive Officer. “Each of these factors is driving improvement in operational leverage and financial performance. In addition, our balance sheet is positioned to benefit from higher interest rates should the Federal Reserve continue the expected pattern of tightening monetary policy to combat increased inflation.”

Van Dyke continued, “We are extremely pleased with the success of our previously authorized two million share repurchase program and have completed 78% of the buybacks as of March 31, 2022. We believe that this program is a prudent way to utilize excess capital in order to generate increased shareholder value.”
Operating Highlights
Net interest income increased $0.2 million, or 0.6%, to $28.2 million compared to the fourth quarter of 2021 and $1.7 million, or 6.4%, compared to the first quarter of 2021. The net interest margin, on an FTE basis3, increased nine basis points to 2.91% compared to the quarter ended December 31, 2021 and increased 13 basis points compared to the first quarter of 2021. The yield on interest-earning assets increased five basis points and decreased eight basis points compared to the quarters ended December 31, 2021 and March 31, 2021, respectively. Funding costs declined five basis points compared to the previous quarter and 27 basis points compared to the same quarter of 2021.
The Company continues to focus on the expansion of net interest income and the net interest margin. The first quarter of 2022 was positively impacted by an increase in the yield on investment securities as well as the continued decline in funding costs.
The provision for credit losses decreased $0.3 million to $0.6 million in the first quarter of 2022 compared to $0.9 million in the fourth quarter of 2021. The decrease in the provision for credit losses was primarily driven by improved qualitative reserves and net charge-offs totaling $0.2 million, offset by higher loan balances.
The provision for unfunded commitments in the first quarter of 2022 was a release of $0.2 million compared to a release of $0.3 million in the fourth quarter of 2021.
At March 31, 2022 nonperforming loans declined $0.1 million, or 1.4%, to $7.3 million since December 31, 2021. Net charge-offs were $0.2 million for the first quarter of 2022 compared to $0.7 million in the same period of 2021. As a percentage of average portfolio loans, on an annualized basis, net charge-offs were 0.03% and 0.10% for the first quarter of 2022 and 2021, respectively. Nonperforming loans as a percentage of total portfolio loans were 0.25%, 0.26% and 1.08% as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
Total noninterest income was $5.3 million for the first quarter of 2022, a decrease of $0.4 million, or 7.6%, from the fourth quarter of 2021 and a decrease of $3.6 million, or 40.4%, compared to the first quarter of 2021. The decrease of $0.4 million from the fourth quarter of 2021 was driven by a decrease of $0.5 million in insurance commissions, a reduction of $0.4 million in net securities gains and a decrease of $0.4 million in commercial loan swap fee income. These decreases were offset by gains on sales and write-downs on bank premises, net of $0.4 million, a $0.2 million increase in services charges, commissions and fees, a $0.2 million increase in debit card interchange fees and $0.1 million in other noninterest income.
The decrease of $3.6 million compared to the first quarter of 2021 was primarily driven by declines in net security gains of $3.6 million, as well as various other fluctuations similar to the decreases compared to the fourth quarter 2021 previously mentioned. The variances shown in commercial loan swap fee income is related to the timing and demand for this product in the current rising interest rate environment. The increases in service charges on deposit accounts and debit card interchange fees was primarily due to new accounts and increased account activity.
Total noninterest expense was $22.5 million for the first quarter of 2022, a decrease of $3.7 million, or 14.2%, from the fourth quarter of 2021 and a decrease of $1.1 million, or 4.6%, compared to the first quarter of 2021. The decrease from the fourth quarter of 2021 was primarily driven by a $3.3 million decline in salaries and employee benefits. Salaries decreased $1.4 million due to 32 less full-time equivalent employees, fewer working days in the first quarter of 2022 and the reversal of $0.6 million of vacation carryover that was used in the first quarter of 2022. The decrease in employee benefits was a result of additional profit sharing of $1.1 million and $0.7 million higher medical expenses recorded in the fourth quarter of 2021.
The decrease of $1.1 million in total noninterest expense compared to the first quarter of 2021 was driven by $0.8 million in salaries and employee benefits and $0.3 million in FDIC insurance expense due to improved financial metrics. The decrease compared to the year ago period in salaries and employee benefits was primarily related to a decline in salaries as a result of our retail branch optimization project and a decrease in medical costs.
Financial Condition
Total assets decreased $10.5 million to $4.1 billion at March 31, 2022 compared to $4.1 billion at December 31, 2021. Total portfolio loans increased $81.9 million, or 11.8% on an annualized basis, to $2.9 billion at March 31, 2022 compared to December 31, 2021 primarily due to higher loan growth in the first quarter of 2022. Other real estate owned, (“OREO”), increased $0.3 million at March 31, 2022 compared to December 31, 2021.
Closed retail bank offices increased $0.5 million and have a remaining book value of $1.5 million at March 31, 2022 compared to $1.0 million at December 31, 2021. During the first quarter of 2022, two branch closures were completed as part of our branch network optimization project that aligns with our strategic goals to enhance franchise value and improve operating efficiency.
Federal Reserve Bank excess reserves decreased $133.2 million to $43.0 million at March 31, 2022 from $176.2 million at December 31, 2021 due to solid loan growth in the first quarter of 2022 and redeploying excess cash into higher yielding securities.
The securities portfolio increased $59.6 million and is currently 23.8% of total assets at March 31, 2022 compared to 22.3% of total assets at December 31, 2021. The increase is due to redeploying excess cash into higher yielding securities. We have further diversified the securities portfolio as to bond types, maturities and interest rate structures.
Total deposits increased $29.8 million to $3.7 billion at March 31, 2022 as compared to December 31, 2021. The increases included $63.8 million in money market accounts, $37.9 million in savings accounts and $27.5 million in interest-bearing demand accounts, offset by the intentional decline of $59.8 million in certificates of deposits (“CDs”) and $39.6 million in noninterest-bearing demand accounts. At March 31, 2022, noninterest-bearing deposits comprised 19.0% compared to 20.2% and 19.9% of total deposits at December 31, 2021 and March 31, 2021, respectively. CDs comprised 34.5%, 36.3% and 41.2% of total deposits at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
The Company remains well capitalized. The Company’s Tier 1 Capital ratio was 12.98% at March 31, 2022 as compared to 14.21% at December 31, 2021. The Company’s leverage ratio was 10.00% at March 31, 2022 as compared to 10.62% at December 31, 2021. The Company’s Total Risk-Based Capital ratio was 14.24% at March 31, 2022 as compared to 15.46% at December 31, 2021.
Total capital of $358.6 million at March 31, 2022, reflects a decrease of $49.0 million compared to $407.6 million at December 31, 2021. The decrease in total capital during the first quarter of 2022 is primarily due to a $34.0 million decrease in other comprehensive income due to changes in fair value of available-for-sale investment securities, $24.6 million is related to the repurchase of common stock through March 31, 2022, offset by net income of $9.3 million for the three months ended March 31, 2022. The remaining difference of $0.3 million is related to restricted stock activity through March 31, 2022.
At March 31, 2022, funding sources accessible to the Company include borrowing availability at the Federal Home Loan Bank (“FHLB”), equal to 25.0% of the Company’s assets or approximately $1.0 billion, subject to the amount of eligible collateral pledged, federal funds unsecured lines with six other correspondent financial institutions in the amount of $145.0 million and access to the institutional CD market. In addition to the above funding resources, the Company also has $817.4 million of unpledged available-for-sale investment securities as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.1 billion in assets and 67 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This information contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, litigation to which the Company is or has been a party and the potential impacts thereof, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: changes in accounting policies, practices, or guidance, for example, our adoption of CECL; cyber-security threats, attacks or events; rapid technological developments and changes; changes in the Company’s liquidity and capital positions; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as the ongoing COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth; sensitivity to the interest rate environment including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; regulatory supervision and oversight; legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular; the outcome of pending and future litigation and governmental proceedings, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the PPP under the CARES Act; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; managing our internal growth and acquisitions; the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated; material increases in costs and expenses; reliance on significant customer relationships; general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth, particularly related to the sustained economic impacts of the COVID-19 pandemic; changes in the Company’s branch expansions and consolidations, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all, deterioration of the housing market and reduced demand for mortgages; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses. Many of these factors, as well as other factors, are described in our filings with the SEC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Due From Banks	$38,534	$36,698	$42,899
Interest-Bearing Deposits in Other Financial Institutions	26,462	64,905	65,624
Federal Reserve Bank Excess Reserves	43,040	176,196	110,631
Total Cash and Cash Equivalents	108,036	277,799	219,154

Securities Available-for-Sale, at Fair Value	982,041	922,400	780,032
Loans Held-for-Sale	196	228	32,737
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	—	—	9,423
Portfolio Loans	2,894,004	2,812,129	2,971,875
Allowance for Credit Losses	(96,376)	(95,939)	(116,872)
Portfolio Loans, net	2,797,628	2,716,190	2,855,003

Bank Premises and Equipment, net	73,402	75,297	85,349
Bank Premises and Equipment, Held-for-Sale, net	—	—	2,273
Other Real Estate Owned, net	11,253	10,916	14,031
Federal Home Loan Bank Stock, at Cost	2,067	2,352	3,215
Bank Owned Life Insurance	55,712	55,378	54,337
Other Assets	92,891	73,186	86,576
Total Assets	$4,123,226	$4,133,746	$4,142,130

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$708,353	$747,909	$733,291
Interest-Bearing Demand	480,192	452,644	384,425
Money Market	526,838	463,056	323,008
Savings	728,425	690,549	646,722
Certificates of Deposit	1,284,470	1,344,318	1,522,510
Deposits Held-for-Assumption in Connection with Sale of Bank Branches	—	—	81,565
Total Deposits	3,728,278	3,698,476	3,691,521
Federal Home Loan Bank Borrowings	—	7,000	30,000
Other Liabilities	36,392	20,674	32,720
Total Liabilities	3,764,670	3,726,150	3,754,241

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
24,986,726 outstanding at March 31, 2022,
26,430,919 outstanding at December 31, 2021 and 26,467,531 at March 31, 2021	24,987	26,431	26,468
Additional Paid-in Capital	121,045	143,988	143,582
Retained Earnings	244,798	235,475	213,260
Accumulated Other Comprehensive (Loss) Income	(32,274)	1,702	4,579
Total Shareholders’ Equity	358,556	407,596	387,889
Total Liabilities and Shareholders’ Equity	$4,123,226	$4,133,746	$4,142,130

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.92%	0.54%	0.92%
Return on Average Assets (YTD Annualized)	0.92%	0.76%	0.92%
Return on Average Shareholders' Equity (QTD Annualized)	9.57%	5.47%	9.72%
Return on Average Shareholders' Equity (YTD Annualized)	9.57%	7.92%	9.72%
Portfolio Loans to Deposit Ratio	77.62%	76.03%	80.51%
Allowance for Credit Losses to Total Portfolio Loans	3.33%	3.41%	3.93%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.70%	9.86%	9.36%
Tier 1 Leverage Ratio	10.00%	10.62%	10.16%
Risk-Based Capital - Tier 1	12.98%	14.21%	12.88%
Risk-Based Capital - Total	14.24%	15.46%	14.14%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021

	(unaudited)	(audited)	(unaudited)
Interest Income	$32,678	$32,933	$32,957
Interest Expense	4,456	4,883	6,428
NET INTEREST INCOME	28,222	28,050	26,529

Provision for Credit Losses	630	939	1,857
Provision for Unfunded Commitments	(236)	(324)	(282)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	27,828	27,435	24,954

NONINTEREST INCOME
(Losses) Gains on Sales of Securities, net	(24)	419	3,610
Service Charges, Commissions and Fees	1,953	1,704	1,809
Debit Card Interchange Fees	1,932	1,770	1,831
Insurance Commissions	269	802	294
Bank Owned Life Insurance Income	334	349	340
Gains on Sales and Write-downs on Bank Premises, net	383	—	—
Other Real Estate Owned Income	10	8	71
Commercial Loan Swap Fee Income	—	359	219
Other	478	365	778
TOTAL NONINTEREST INCOME	5,335	5,776	8,952

NONINTEREST EXPENSE
Salaries and Employee Benefits	11,757	15,073	12,582
Occupancy Expense, net	3,352	3,258	3,514
FDIC Insurance Expense	368	275	643
Other Taxes	804	824	762
Advertising Expense	239	366	170
Telephone Expense	488	501	600
Professional and Legal Fees	1,219	1,347	1,224
Data Processing	841	865	921
Losses on Sales and Write-downs of Other Real Estate Owned, net	159	199	212
Losses on Sales and Write-downs of Bank Premises, net	—	117	43
Debit Card Expense	633	732	632
Tax Credit Amortization	615	427	427
Other Real Estate Owned Expense	41	127	54
Other	1,995	2,125	1,821
TOTAL NONINTEREST EXPENSE	22,511	26,236	23,605

INCOME BEFORE INCOME TAXES	10,652	6,975	10,301
Income Tax Provision	1,329	1,365	926
NET INCOME	$9,323	$5,610	$9,375

Shares Outstanding, at End of Period	24,986,726	26,430,919	26,467,531
Average Shares Outstanding-Diluted	25,740,636	26,350,877	26,276,890

PER SHARE DATA
Basic Earnings Per Common Share	$0.36	$0.21	$0.36
Diluted Earnings Per Common Share	$0.36	$0.21	$0.36
Book Value	$14.35	$15.42	$14.66
Market Value	$17.37	$15.39	$13.96

PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.91%	2.82%	2.78%
Core Efficiency Ratio[4]	66.35%	76.58%	73.37%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	March 31, 2022			December 31, 2021			March 31, 2021
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$140,080	$62	0.18%	$220,871	$89	0.16%	$174,731	$50	0.12%
Tax-Free Investment Securities[3]	26,579	211	3.22%	25,586	210	3.26%	51,589	413	3.25%
Taxable Investment Securities	960,645	3,732	1.58%	881,866	3,154	1.42%	708,250	2,987	1.71%
Total Securities	987,224	3,943	1.62%	907,452	3,364	1.47%	759,839	3,400	1.81%
Tax-Free Loans[3]	154,117	1,206	3.17%	164,587	1,288	3.10%	223,012	1,787	3.25%
Taxable Loans	2,690,781	27,745	4.18%	2,689,767	28,483	4.20%	2,777,423	28,145	4.11%
Total Loans	2,844,898	28,951	4.13%	2,854,354	29,771	4.14%	3,000,435	29,932	4.05%
Federal Home Loan Bank Stock	2,139	20	3.79%	2,475	23	3.69%	4,805	37	3.12%
Total Interest-Earning Assets	3,974,341	32,976	3.36%	3,985,152	33,247	3.31%	3,939,810	33,419	3.44%
Noninterest Earning Assets	154,971			160,952			182,283
Total Assets	$4,129,312			$4,146,104			$4,122,093

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$463,980	$277	0.24%	$446,506	$280	0.25%	$378,886	$215	0.23%
Money Market	510,286	284	0.23%	449,229	253	0.22%	309,624	266	0.35%
Savings	705,759	178	0.10%	682,018	175	0.10%	644,806	162	0.10%
Certificates of Deposit	1,308,799	3,660	1.13%	1,371,829	4,099	1.19%	1,620,543	5,652	1.41%
Total Interest-Bearing Deposits	2,988,824	4,399	0.60%	2,949,582	4,807	0.65%	2,953,859	6,295	0.86%
Federal Funds Purchased	—	—	—%	1	—	1.15%	—	—	—%
Federal Home Loan Bank Borrowings	1,400	6	1.74%	10,272	36	1.39%	33,889	96	1.15%
Other Borrowings	4,358	51	4.75%	3,396	40	4.67%	2,307	37	6.50%
Total Borrowings	5,758	57	4.01%	13,669	76	2.21%	36,196	133	1.49%
Total Interest-Bearing Liabilities	2,994,582	4,456	0.60%	2,963,251	4,883	0.65%	2,990,055	6,428	0.87%
Noninterest-Bearing Liabilities	739,556			775,914			740,892
Shareholders' Equity	395,174			406,939			391,146
Total Liabilities and Shareholders' Equity	$4,129,312			$4,146,104			$4,122,093
Net Interest Income[3]		$28,520			$28,364			$26,991
Net Interest Margin[3]			2.91%			2.82%			2.78%
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Commercial
Commercial Real Estate	$1,343,206	$1,323,252	$1,384,541
Commercial and Industrial	345,345	345,376	460,264
Total Commercial Loans	1,688,551	1,668,628	1,844,805
Consumer
Residential Mortgages	483,382	457,988	414,507
Other Consumer	43,288	44,666	49,516
Total Consumer Loans	526,670	502,654	464,023
Construction	321,190	282,947	289,661
Other	357,593	357,900	373,386
Total Portfolio Loans	$2,894,004	$2,812,129	$2,971,875
Loans Held-for-Sale	196	228	32,737
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	—	—	9,423
Total Loans	$2,894,200	$2,812,357	$3,014,035

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Nonperforming Loans
Commercial Real Estate	$265	$595	$651
Commercial and Industrial	208	451	818
Residential Mortgages	2,816	2,551	3,629
Other Consumer	20	73	109
Construction	166	177	2,124
Other	—	—	—
Total Nonperforming Loans	3,475	3,847	7,331

Nonperforming Troubled Debt Restructurings
Commercial Real Estate	3,014	2,742	21,306
Commercial and Industrial	—	—	—
Residential Mortgages	—	—	—
Other Consumer	—	—	—
Construction	808	808	3,319
Other	—	—	—
Total Nonperforming Troubled Debt Restructurings	3,822	3,550	24,625
Total Nonperforming Loans and Troubled Debt Restructurings	7,297	7,397	31,956
Other Real Estate Owned	11,253	10,916	14,031
Total Nonperforming Assets	$18,550	$18,313	$45,987

	For the Periods Ended
(Dollars in Thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Nonperforming Loans	$7,297	$7,397	$31,956
Other Real Estate Owned	11,253	10,916	14,031
Total Nonperforming Assets	18,550	18,313	45,987

Troubled Debt Restructurings (Nonaccruing)	3,822	3,550	24,625
Troubled Debt Restructurings (Accruing)	171,478	172,592	106,650
Total Troubled Debt Restructurings	$175,300	$176,142	$131,275

Nonperforming Loans to Total Portfolio Loans	0.25%	0.26%	1.08%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	0.64%	0.65%	1.54%
Allowance for Credit Losses to Total Portfolio Loans	3.33%	3.41%	3.93%
Allowance for Credit Losses to Nonperforming Loans and Troubled Debt Restructurings	1320.76%	1297.00%	365.73%
Net Loan Charge-offs (Recoveries) QTD	$193	$4,294	$701
Net Loan Charge-offs (Recoveries) YTD	$193	$23,127	$701
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	0.03%	0.60%	0.10%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.03%	0.79%	0.10%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date
(Dollars in Thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Balance Beginning of Year	$95,939	$99,294	$54,074
Impact of CECL Adoption	—	—	61,642
Provision for Credit Losses	630	939	1,857
Charge-offs:
Commercial Real Estate	—	2,237	—
Commercial and Industrial	—	178	1
Residential Mortgages	17	—	195
Other Consumer	435	423	870
Construction	—	1,859	—
Other	—	—	—
Total Charge-offs	452	4,697	1,066
Recoveries:
Commercial Real Estate	—	10	—
Commercial and Industrial	1	286	1
Residential Mortgages	—	—	166
Other Consumer	109	107	137
Construction	149	—	61
Other	—	—	—
Total Recoveries	259	403	365
Total Net Charge-offs	193	4,294	701
Balance End of Period	$96,376	$95,939	$116,872
(Unaudited)
(Dollars in Thousands, except per share data)
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date
	March 31, 2022	December 31, 2021	March 31, 2021
Net Interest Income	$28,222	$28,050	$26,529
Noninterest Income	5,335	5,776	8,952
Noninterest Expense	22,511	26,236	23,605
Pre-tax Pre-provision Income	$11,046	$7,590	$11,876

Losses (Gains) on Sales of Securities, net	24	(419)	(3,610)
(Gains) Losses on Sales and Write-downs of Bank Premises, net	(383)	117	43
Losses on Sales and Write-downs of OREO, net	159	199	212
Branch Consolidation Severance and Expenses	—	13	4
Non-recurring Fees[5]	(65)	(130)	(446)
OREO Income	(10)	(8)	(71)
FHLB Prepayment Penalty	18	39	4
Contingent Liability	160	—	—
Professional Finder's Fee[6]	—	150	—
Core Pre-tax Pre-provision Income (Non-GAAP)	$10,949	$7,551	$8,012

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Core Net Income (Non-GAAP)	Quarter-to-Date
	March 31, 2022	December 31, 2021	March 31, 2021
Net Income	$9,323	$5,610	$9,375
Losses (Gains) on Sales of Securities, net	24	(419)	(3,610)
(Gains) Losses on Sales and Write-downs of Bank Premises, net	(383)	117	43
Losses on Sales and Write-downs of OREO, net	159	199	212
Branch Consolidation Severance and Expenses	—	13	4
Non-recurring Fees[5]	(65)	(130)	(446)
OREO Income	(10)	(8)	(71)
FHLB Prepayment Penalty	18	39	4
Contingent Liability	160	—	—
Professional Finder's Fee[6]	—	150	—
Total Tax Effect	20	8	811
Core Net Income (Non-GAAP)	$9,246	$5,579	$6,322

Average Shares Outstanding - diluted	25,740,636	26,350,877	26,276,890
Core Earnings Per Common Share (diluted) (Non-GAAP)	$0.36	$0.21	$0.24
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2022 and 2021 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date
	March 31, 2022	December 31, 2021	March 31, 2021
Interest Income	$32,678	$32,933	$32,957
Interest Expense	4,456	4,883	6,428
Net Interest Income	28,222	28,050	26,529
Tax Equivalent Adjustment[3]	298	314	462
NET INTEREST INCOME (FTE) (Non-GAAP)	$28,520	$28,364	$26,991
Net Interest Income (Annualized)	115,664	112,531	109,464
Average Earning Assets	3,974,341	3,985,152	3,939,810
NET INTEREST MARGIN (FTE) (Non-GAAP)	2.91%	2.82%	2.78%

[4] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date
	March 31, 2022	December 31, 2021	March 31, 2021
NONINTEREST EXPENSE	$22,511	$26,236	$23,605
Less: Losses on Sales and Write-downs of OREO, net	(159)	(199)	(212)
Less: Losses on Sales and Write-downs of Bank Premises, net	—	(117)	(43)
Less: Branch Consolidation Severance and Expenses	—	(13)	(4)
Less: FHLB Prepayment Penalty	(18)	(39)	(4)
Less: Professional Finder's Fee[6]	—	(150)	—
Less: Contingent Liability	(160)	—	—
CORE NONINTEREST EXPENSE (Non-GAAP)	$22,174	$25,718	$23,342

NET INTEREST INCOME	$28,222	$28,050	$26,529
Plus: Taxable Equivalent Adjustment[3]	298	314	462
NET INTEREST INCOME (FTE) (Non-GAAP)	$28,520	$28,364	$26,991
Less: Losses (Gains) on Sales of Securities, net	24	(419)	(3,610)
Less: Gains on Sales of Bank Premises, net	(383)	—	—
Less: Non-recurring Fees[5]	(65)	(130)	(446)
Less: OREO Income	(10)	(8)	(71)
Noninterest Income	5,335	5,776	8,952
CORE NET INTEREST INCOME (FTE) (Non-GAAP) plus NONINTEREST INCOME	$33,421	$33,583	$31,816

CORE EFFICIENCY RATIO (Non-GAAP)	66.35%	76.58%	73.37%
5 The Non-recurring fees include PPP related fees.
6The professional finder’s fee is related to fees associated with note sales in 2021.